Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Performant Financial Corporation (“Performant” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Common Stock.

Description of Common Stock
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law, or the DGCL, for additional information.

Authorized Shares of Capital Stock
Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), and 50,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid, and nonassessable.

Voting Rights
Pursuant to the Certificate of Incorporation, the holders of Common Stock are entitled to one vote per share for the election of directors and on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the shares present in person or by proxy at a meeting of stockholders and entitled to vote shall decide any question submitted to a vote, except as otherwise required by law or provided for in the Certificate of Incorporation or Bylaws. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Dividend Rights
Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the board of directors out of legally available funds, payable either in cash, property or shares of capital stock.

Liquidation Rights
Upon liquidation, dissolution or winding-up of Performant, subject to the rights, if any of the holders of our Preferred Stock, the holders of Common Stock are entitled to receive all of the remaining assets of Performant of whatever kind available for distribution ratable in proportion to the number of shares held by them respectively.

Other Rights and Preferences
Our Common Stock has no preemptive, subscription, redemption or conversion rights. The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors or at the request of holders of 50% or more of our outstanding shares. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Certain Anti-Takeover Effects
Certain provisions of the Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of Performant. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions include:

Classified Board. The Certificate of Incorporation provides that our board of directors shall be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. We believe that the classification of our board of directors facilitates the continuity and stability of our business strategies and policies. However, our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors.

Number of Directors; Removal of Directors and Filling of Vacancies. The Certificate of Incorporation provides that our board of directors has the authority to determine the number of directors within a range of between five and 15 directors. It also provides that (i) vacancies in our board of directors, including vacancies created by an increase in the number of directors, shall be filled solely by a majority vote of the directors then in office, and (ii) directors or the entire board may be removed only for cause.

Action by Written Consent; Special Meetings of Stockholders. The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors or at the request of holders of 50% or more of our outstanding shares. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures. The Bylaws require an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Super Majority Approval Requirements. The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. The Certificate of Incorporation and Bylaws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal the Bylaws or specified provisions of the Certificate of Incorporation. This requirement of a super majority vote to approve amendments to the Bylaws and certain provisions of the Certificate of Incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to our Common Stock. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. We have elected in the Certificate of Incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, the Certificate of Incorporation contains provisions that have the same effect as Section 203, except that they provide that certain of our stockholders shall not deemed to be an “interested stockholder,” regardless of the percentage of our voting stock owned by such stockholders and accordingly such stockholders not subject to such restrictions.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing
The shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “PFMT.”

3